Exhibit (b)(1)

General Electric Capital Corporation 500 West Monroe Street Chicago, Illinois 60661 (312) 697-3999	Ares Capital Corporation 245 Park Avenue, 44th Floor New York, NY 10167 Facsimile: (212) 750-1777

CONFIDENTIAL

July 16, 2012

Correct Care Solutions, LLC
c/o Audax Management Company, LLC
101 Huntington Avenue
Boston, Massachusetts 02199
Attn: Mark Cordes

Commitment Letter

Ladies and Gentlemen:

General Electric Capital Corporation (“GE Capital” or “Agent”) and Ares Capital Corporation (“Ares Capital;” and together with GE Capital, the “Commitment Parties”) are pleased to provide an increase in the existing term loan made pursuant to the Existing Credit Agreement referred to below of $40,249,577 (the “Additional Term Loan”), as described in more detail in the next paragraph, to be used by Correct Care Solutions, LLC (the “Borrower”), or a wholly-owned subsidiary thereof, in connection with the acquisition (the “Acquisition”) of all of the issued and outstanding capital stock of a company previously identified by you as “Hanover” (the “Acquired Business”) (the transactions described above being collectively referred to as the “Transaction”).

The Additional Term Loan will be made pursuant to, and in accordance with, that certain Amended and Restated Credit Agreement, dated as of April 21, 2011, among the Borrower, the other Credit Parties (as defined therein), GE Capital, as a Lender, Revolver Agent and Administrative Agent for all Lenders, and the other Lenders as defined therein (as amended or modified from time to time, the “Existing Credit Agreement”). Capitalized terms used herein, but not expressly defined herein, shall have the respective meanings given to such terms in the Existing Credit Agreement. The Additional Term Loan will be made by an amendment to (and not an amendment and restatement of) the Existing Credit Agreement (the “Amendment” and the Existing Credit Agreement, as amended by the Amendment, the “Credit Agreement”), which shall amend the terms and conditions of the Existing Credit Agreement as set forth in the Summary of Terms and Conditions attached as Exhibit A (the “Term Sheet”, together with this letter, the “Commitment Letter”) and in the Fee Letter (as defined in the Term Sheet). The Amendment, together with any promissory notes and other definitive documents, instruments, certificates, customary closing deliveries and agreements to be executed in connection therewith, being called, collectively, the “Amendment Documentation” (the Amendment Documentation, together with the Loan Documents (as defined in the Existing Credit Agreement, as amended by the Amendment Documentation), being called, collectively, the “Credit Documentation”).

The commitment of GE Capital in respect of the Additional Term Loan is $33,205,901, and the commitment of Ares Capital in respect of the Additional Term Loan is $7,043,676. These several commitments are subject only to the conditions set forth on Schedule I to the Term Sheet. It is contemplated that Senior Secured Loan Fund LLC, an affiliated entity, will be the sole Lender at closing with respect to the Additional Term Loan.

The commitments, undertakings and obligations of GE Capital and Ares Capital, respectively, under this Commitment Letter shall be several and not joint.

Evaluation Material.

You hereby represent and warrant, but only to your knowledge with respect to any of the information referred to below that is provided by another person that is not your affiliate, that (a) all written information (other than projections and other forward-looking information (“Projections”) and general economic or specific industry information developed by, and obtained from, third-party sources) concerning you and your subsidiaries and other affiliates and the Acquired Business (the “Information”) that has been or will be made available to the Commitment Parties and/or the Lenders by you, the Acquired Business or any of your or its respective affiliates (which, for the purposes of this letter, includes the Sponsors) or representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties by you, the Acquired Business or any of your or its respective affiliates or representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time of furnishing thereof by you(it being understood and agreed that the Projections are not to be viewed as facts or a guarantee of financial performance, are subject to significant uncertainties and contingencies many of which are beyond your control, and that actual results may differ from financial projections and such differences may be material). You agree that if at any time prior to the Effective Date (as defined in the Term Sheet) you become aware that any of the representations in the preceding sentence would be incorrect if the Information or Projections were being furnished, and such representations were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Acquired Business or its subsidiaries, will use commercially reasonable efforts to) promptly, supplement the Information or the Projections, as the case may be, so that (with respect to Information and Projections relating to the Acquired Business or its subsidiaries, to your knowledge) such representations will be correct under those circumstances.

You hereby authorize and agree, on behalf of yourself and your affiliates, that the Information, the Projections and all other information provided by or on behalf of you and your affiliates to the Commitment Parties regarding you, the Acquired Business and your and its respective affiliates, the Transaction and the other transactions contemplated hereby in connection with the Additional Term Loan may be disseminated by or on behalf of the Commitment Parties, and made available, to prospective Lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including “click-through” agreements).

Expenses.

Regardless whether the Transaction closes or the Amendment shall become effective, you hereby agree to pay within five Business Days after written demand to the Commitment Parties all reasonable and documented fees and out-of-pocket expenses (including, but not limited to, all reasonable costs and out-of-pocket expenses of one principal legal counsel on behalf of all Commitment Parties and a single local counsel in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions)) incurred by them in connection with this Commitment Letter, the Fee Letter, the Transaction, the Amendment and the Additional Term Loan.

Confidentiality.

You agree that you will not disclose the contents of this Commitment Letter, the Fee Letter, the Commitment Parties’ involvement with, or any Commitment Party’s commitment to provide, the Additional Term Loan, to any third party (including, without limitation, any financial institution or intermediary) without the Commitment Parties’ prior written consent other than as follows: (a) to the Sponsors and those individuals who are your and their respective directors, officers, employees, affiliates, members, stockholders, attorneys, accountants, independent auditors, agents or other advisors in connection with the Additional Term Loan; provided that this Commitment Letter and, other than with respect to the amount of the fees set forth in the Fee Letter, which fee amounts shall be redacted, the Fee Letter may also be disclosed to the Acquired Business’s equityholders, directors, officers, employees and advisors; (b) as may be compelled in a legal, judicial or administrative proceeding or as otherwise required by law, rule or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform the Commitment

Parties promptly thereof); (c) this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other disclosures) may be disclosed in any proxy statement or similar public filing related to the Acquisition or in connection with any public filing requirement; and (d) you may disclose, on a confidential basis, to the Borrower’s auditors the Fee Letter and the contents thereof after the Effective Date for customary accounting purposes, including accounting for deferred financing costs; provided, that the foregoing restrictions in clauses (a) through (d) shall cease to apply with respect to the existence and contents of this Commitment Letter (but not with respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you and the Acquisition Agreement has been executed. Each of the parties agrees to inform all such persons who receive information concerning the Commitment Parties, this Commitment Letter or the Fee Letter that such information is confidential and may not be used for any purpose other than in connection with the Transaction and may not be disclosed to any other person except as permitted hereunder. The Commitment Parties reserve the right to review and approve, in advance, all materials, press releases, advertisements and disclosures that contain such Commitment Party’s or any affiliate’s name or describe such Commitment Party’s financing commitment.

Each Commitment Party shall treat confidentiality in accordance with Section 9.10 of the Existing Credit Agreement all non-public information received by it from you, the Sponsors or the Acquired Business or your or their respective affiliates and representatives in connection with the Acquisition and the other transactions contemplated hereby.

Indemnity.

Regardless whether the Transaction closes, you agree to (a) indemnify, defend and hold each of the Commitment Parties, each Lender, and their respective affiliates and the principals, directors, officers, employees, representatives, agents and third party advisors of each of them (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, investigations, litigation, proceedings, reasonable and documented out-of-pocket expenses (including, but not limited to, attorneys’ fees), damages, and liabilities of any kind to which any Indemnified Person may become subject in connection with this Commitment Letter, the Fee Letter, the Additional Term Loan, the use or the proposed use of the proceeds thereof, the Transaction or any other transaction contemplated by this Commitment Letter (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party, you, the Acquired Business or any of your or its respective affiliates), and (b) reimburse each Indemnified Person within five Business Days following written demand for all reasonable and documented out-of-pocket legal and other expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (each, an “Expense”); provided that no Indemnified Person shall be entitled to indemnity or reimbursement hereunder in respect of any Claim or Expense to the extent that the same (i) is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of, or material breach of this Commitment Letter or the Fee Letter by, such Indemnified Person or one of its Related Persons or (ii) relates to any disputes solely among Indemnified Persons other than any claims against any Commitment Party in its capacity or in fulfilling its role as Agent and other than any claims arising out of any act or omission on the part of you or your affiliates. No party hereto or any of their respective affiliates shall be liable for any punitive, exemplary, consequential or indirect damages alleged in connection with, arising out of, or relating to, any Claims, this Commitment Letter, the Fee Letter, the Additional Term Loan, the use or the proposed use of the proceeds thereof, the Transaction or any other transaction contemplated by this Commitment Letter.

Furthermore, each of the parties hereto hereby acknowledges and agrees that the use of electronic transmission is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse. Each of the parties hereto agrees to assume and accept such risks and hereby authorizes the use of transmission of electronic transmissions, and that none of the parties hereto nor the Sponsors nor any of their respective affiliates will have any liability for any damages arising from the use of such electronic transmission systems.

Sharing Information; Absence of Fiduciary Relationship.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services to other companies with which you may have conflicting interests. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any of the Commitment Parties has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties and/or their respective affiliates have advised or are advising you on other matters and (b) you will not assert any claim against any of the Commitment Parties for breach or alleged breach of fiduciary duty in connection with the transactions contemplated by this Commitment Letter and agree that none of the Commitment Parties shall have any direct or indirect liability to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

Assignments and Amendments.

This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent shall be null and void), and is solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. Any Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates; provided that notwithstanding such assignment, with respect to amounts to be funded on the Effective Date, the commitment of such Commitment Party to cause the Additional Term Loan to be funded on the terms in this Commitment Letter and the Fee Letter subject only to the conditions set forth in Schedule I to the Term Sheet will be reduced solely to the extent such other Lenders fund such Commitment Party’s commitments on the Effective Date (an no such commitment assignment shall become effective until such funding has occurred). Notwithstanding the right to assign the commitments hereunder, the Commitment Parties must retain exclusive control over all rights and obligations with respect to the Additional Term Loan prior to funding thereof on the Effective Date. This Commitment Letter may not be amended or waived except in a written instrument signed by you and the Commitment Parties.

Counterparts and Governing Law.

This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic (including “PDF”) transmission shall be effective as delivery of a manually executed counterpart hereof.

The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Commitment Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement and any claims sounding in contract law or tort law arising out of the subject matter hereof.

Notwithstanding the provisions of the preceding two paragraphs, interpretation of the provisions of the Acquisition Agreement (including with respect to satisfaction of the conditions contained therein and any alleged “Acquired Business Material Adverse Effect” (as defined in Schedule I to the Term Sheet)), and claims or disputes arising out of or relating to the Acquisition Agreement, shall be governed by, construed and enforced in accordance with the laws of the State of Delaware (and the courts thereof), without regard to the conflicts of law rules of such state.

Venue and Submission to Jurisdiction.

The parties hereto consent and agree that the state or federal courts located in New York County, State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Fee Letter, the Additional Term Loan, the Transaction, any other transaction relating hereto or thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters, provided, that the parties hereto acknowledge that any appeal from those courts may have to be heard by a court located outside of such jurisdiction. The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection, which each of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

Waiver of Jury Trial.

THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE FEE LETTER, THE ADDITIONAL TERM LOAN, THE TRANSACTION AND ANY OTHER TRANSACTION RELATED HERETO OR THERETO. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

Survival.

The provisions of this letter set forth under this heading and the headings “Evaluation Material”, “Expenses”, “Confidentiality”, “Indemnity”, “Sharing Information; Absence of Fiduciary Relationship”, “Assignments and Amendments”, “Counterparts and Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial” shall survive the termination or expiration of this Commitment Letter and, except as provided below, shall remain in full force and effect regardless of whether the Additional Term Loan closes or the Amendment Documentation shall be executed and delivered; provided that if the Additional Term Loan closes the provisions under the heading “Evaluation Material”, “Expenses”, “Confidentiality”, “Indemnity”, and “Sharing Information; and Absence of Fiduciary Relationship” shall be superseded and deemed replaced by the terms of the Credit Agreement governing such matters.

Integration.

This Commitment Letter and the Fee Letter supersede any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and their affiliates as to the subject matter hereof.

Patriot Act.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lender may be required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lender.

Enforceable Agreement

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability), including an agreement by the parties hereto to negotiate in good faith the Amendment Documentation in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject to the conditions to funding set forth on Schedule I to the Term sheet; it being further understood and agreed that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than the conditions that are expressly stated on Schedule I to the Term Sheet to be conditions to the funding of the Additional Term Loan on the Effective Date (and upon satisfaction or waiver of such conditions, the funding of the Additional Term Loan shall occur). If, following the satisfaction or waiver of the conditions stated on Schedule I to the Term Sheet, the funding of the Additional Term Loan does not occur, Borrower shall be entitled to specific performance of the obligations of the Commitment Parties to fund their respective commitments.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to Agent on behalf of the Commitment Parties such signature pages by 5:00 p.m., New York time on July 16, 2012. Unless extended in writing by the Commitment Parties, the commitments and agreements of the Commitment Parties contained herein (subject to the provisions under the heading “Survival”) shall automatically expire on the first to occur of (a) the date and time referred to in the previous sentence unless you shall have executed and delivered a copy of this Commitment Letter and the Fee Letter as provided above, (b) 6:00 p.m. New York time on September 14, 2012, (c) execution and delivery of the Amendment Documentation and funding of the Additional Term Loan and (d) the closing of the Acquisition without the use of the Additional Term Loan; provided, that the termination of any commitment pursuant to this sentence shall not prejudice any parties’ rights and remedies, if any, in respect of any breach of this Commitment Letter that occurred prior to any such termination.

Sincerely,

GENERAL ELECTRIC CAPITAL
CORPORATION

By: /s/ John Goodwin

Name: John Goodwin
Its Duly Authorized Signatory

ARES CAPITAL CORPORATION

By: /s/ Scott Lem

Name: Scott Lem
Title: Authorized Signatory

[Signature page to Correct Care Additional Term Loan Commitment Letter]

AGREED AND ACCEPTED
THIS 16th DAY OF JULY, 2012

CORRECT CARE SOLUTIONS, LLC

By: /s/ Gerard Boyle

Name: Gerard Boyle
Title: President, Chief Executive Officer and Secretary

[Signature page to Correct Care Additional Term Loan Commitment Letter]